Exhibit 5.1

Sean M. Clayton

T: +1 858 550 6034

sclayton@cooley.com

August 25, 2020

ACADIA Pharmaceuticals Inc.

3611 Valley Centre Drive, Suite 300

San Diego, CA 92130

Ladies and Gentlemen:

You have requested our opinion, as counsel to ACADIA Pharmaceuticals Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the registration for resale of up to 1,174,208 shares of the Common Stock, $0.0001 par value, of the Company on behalf of certain selling stockholders (the “Shares”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s Certificate of Incorporation and Bylaws, each as currently in effect, and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the due authorization, execution and delivery by all persons other than the Company of all documents where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been validly issued and are fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley LLP

By:	/s/ Sean M. Clayton
Sean M. Clayton

4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM